Exhibit 99.3

Pershing Square Tontine Holdings, Ltd. Provides Summary of the Transactions Slide Presentation

June 20, 2021 05:05 PM Eastern Daylight Time

New York — Pershing Square Tontine Holdings, Ltd. (NYSE:PSTH) today released a presentation on its website that further describes the transactions announced earlier today. The presentation can be found here.

About Pershing Square Tontine Holdings, Ltd.

Pershing Square Tontine Holdings, Ltd., a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a private company. PSTH is sponsored by Pershing Square TH Sponsor, LLC (the “Sponsor”), an affiliate of Pershing Square Capital Management, L.P., a registered investment advisor with approximately $14 billion of assets under management. www.PSTontine.com

Media Contact:

Fran McGill

212-909-2455

McGill@persq.com